EXHIBIT 10.1

March 6, 2019
Buffy White
Buffy,
Congratulations, it is with great pleasure that I inform you that the Compensation Committee of the Board of Directors has approved an adjustment to your base salary and STI. Your base salary will be increased to $400,000 per annum, effective February 28, 2019. Your Short-Term Incentive target will also be increased to 70% of your base salary for 2019. Your 2019 Long-Term Incentive target, remains 60% of your base salary. Altogether, your Total Direct Compensation, at target, for 2019 is $920, 000.
All other terms and conditions of employment will remain unchanged as per your original offer letter of employment.
Buffy, I know you will continue to display the same level of enthusiasm and enterprise, which you have exhibited throughout your tenure at Cross Country Healthcare. I am looking forward to your continued contribution to the success of the organization.
Sincerely,

/s/ Kevin Clark
Kevin Clark
President & Chief Executive Officer

Acknowledgement: /s/ Buffy White
Buffy White